Exhibit 99.2

COMPENSATION COMMITTEE CHARTER

OF

LUXURBAN HOTELS INC.

Effective April 13, 2023

Purpose

The purpose of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of LuxUrban Hotels Inc. (the “Company”) is to carry out the responsibilities delegated by the Board relating to the review and determination of executive compensation.

The primary roles of the Compensation Committee include (a) discharging the Board’s responsibilities relating to the compensation of the Company’s chief executive officer (“CEO”) and other executive officers, (b) administering or delegating the power to administer the Company’s incentive compensation and equity-based compensation plans, and (c) if required by applicable rules and regulations, issuing a “Compensation Committee Report” to be included in the Company’s annual report on Form 10-K or proxy statement, as applicable.

Membership

The Compensation Committee shall consist of no fewer than two members of the Board, except as permitted by the rules of the Nasdaq Stock Market (“Nasdaq”).

Each member of the Compensation Committee shall be independent, except as permitted by the rules of the Nasdaq. At least two of the Compensation Committee members shall be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In considering whether a director is eligible to serve on the Compensation Committee, the Board must also consider any independence tests set forth in applicable law, including whether the director is affiliated with the Company, one of the Company’s subsidiaries or an affiliate of one of the Company’s subsidiaries to determine whether such affiliation would impair the director’s judgment as a member of the Compensation Committee.

Each member of the Compensation Committee shall be appointed by the Board and shall serve for such term or terms as the Board may determine or until his or her earlier resignation or death. The Board may remove any member from the Compensation Committee at any time with or without cause.

Meetings and Operations

The Board shall designate a member of the Compensation Committee as the chairperson. The chairperson shall preside at each meeting of the Compensation Committee. The chairperson shall perform such other duties as may from time to time be assigned to him or her by the Compensation Committee or the Board.

The Compensation Committee shall meet at such times and places as it deems necessary to fulfill its obligations. The Compensation Committee shall report regularly to the Board on its discussions and actions, and shall make recommendations to the Board as appropriate. The Compensation Committee shall be governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The chairperson of the Compensation Committee may establish such other rules as may from time to time be necessary or appropriate for the conduct of the business of the Compensation Committee. If at any time during the exercise of his or her duties on behalf of the Compensation Committee, a Compensation Committee member has a conflict of interest with respect to an issue subject to determination or recommendation by the Compensation Committee, such Compensation Committee member shall abstain from participation, discussion, and resolution of such issue, and the remaining members of the Compensation Committee (though less than a quorum) shall advise the Board of their recommendation on such issue. The Compensation Committee shall be able to make determinations and recommendations even if only one Compensation Committee member is free from conflicts of interest on a particular issue.

Responsibilities and Authority

The Compensation Committee shall have the responsibility and authority to review and approve annually the corporate goals and objectives relevant to the compensation of the CEO, evaluate at least annually the CEO’s performance in light of those goals and objectives and determine and approve the CEO’s compensation level based on this evaluation. The CEO cannot be present during any voting or deliberations by the Compensation Committee on his or her compensation. The Compensation Committee shall also have the responsibility and authority to review and approve the compensation of the Company’s executive officers.

The Compensation Committee shall annually evaluate and make recommendations to the Board concerning the total compensation package for directors including, without limitation, the annual retainer fee, meeting fees, incentives, equity-based compensation and other benefits paid to directors.

The Compensation Committee is responsible for overseeing the Company’s compensation practices, policies and programs. The Compensation Committee shall review and approve and, when appropriate, recommend to the Board for approval incentive compensation plans and equity-based plans, and where appropriate or required, recommend for approval by the stockholders of the Company. The Compensation Committee shall also have the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan.

The Compensation Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of compensation consultants, outside legal counsel and other advisors as it deems as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Compensation Committee shall set the compensation, and oversee the work, of the compensation consultants, outside legal counsel and other advisors and shall receive appropriate funding from the Company for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Compensation Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultants, legal counsel or other advisors to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter. In retaining and seeking advice from compensation consultants, outside legal counsel and other advisors, the Compensation Committee must take into consideration:

●	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor;

●	The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of total revenue of the person that employs the compensation consultant, legal counsel or other advisor;

●	The policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest;

●	Any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the Compensation Committee;

●	Any stock of the Company owned by the compensation consultant, legal counsel or other advisor; and

●	Any business or personal relationship of the compensation consultant, legal counsel or other advisor or the person employing the advisor with an executive officer of the Company.

The Compensation Committee shall perform an annual self-evaluation of its performance and reassess the adequacy of and, if appropriate, propose to the Board any desired changes to the Compensation Committee’s Charter. The Compensation Committee shall make regular reports to the Board and propose any necessary action to the Board.

Such reports shall provide information with respect to any delegation of authority by the Committee to the Company and its subsidiaries, executive officers or to a third party. The Compensation Committee shall fulfill any disclosure, reporting or other requirements imposed on or required of the Compensation Committee by the Securities and Exchange Commission, Nasdaq or other applicable laws, rules and regulations, as the foregoing may be amended from time to time.

Delegation of Authority

The Compensation Committee may form and delegate authority to subcommittees of the Compensation Committee consisting of one or more members when appropriate

3